Exhibit 99.1

Surrozen Reports Second Quarter 2022 Financial Results

•
Phase 1 clinical trials of SZN-1326 and SZN-043 initiated and ongoing
•
Preclinical proof-of-concept data for multiple programs presented and published in Q2 continue to validate Wnt modulation for tissue repair

SOUTH SAN FRANCISCO, Calif., August 11, 2022 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today reported financial results for the second quarter of 2022 and provided a corporate update.

“With the initiation of clinical trials for our lead therapeutic candidates, SZN-1326 and SZN-043, Surrozen became a clinical stage company in the second quarter of 2022,” said Craig Parker, President and Chief Executive Officer of Surrozen. “During the quarter we also presented data on these programs at Digestive Disease Week, had an article on SZN-1326 published in Cellular and Molecular Gastroenterology and presented data supporting the potential of SZN-413 for the treatment of diabetic retinopathy at the Association for Research in Vision and Ophthalmology annual meeting. We look forward to continuing to advance our lead programs through the clinic, and our research programs toward the clinic.”

Second Quarter 2022 & Recent Highlights

Lead Product Candidates

SZN-1326 for Moderate to Severe Ulcerative Colitis

SZN-1326, a Fzd5 targeted bi-specific antibody, is the first development candidate designed using Surrozen’s SWAP™ technology and targets the Wnt-signaling pathway in the intestinal epithelium. Surrozen is initially developing SZN-1326 for moderate to severe ulcerative colitis and began dosing healthy volunteers in its three-part Phase 1 clinical trial in May 2022. In preclinical animal models of acute and chronic colitis, SZN-1326 has been shown to activate Wnt signaling in the diseased intestine, stimulate intestinal epithelial regeneration, reduce inflammation and reduce disease activity with no treatment related adverse effects observed in 13-week toxicology evaluations in rats and non-human primates (NHPs). An article was recently published on SZN-1326 in Cellular and Molecular Gastroenterology.

SZN-043 for Severe Alcoholic Hepatis

SZN-043, a hepatocyte-specific R-spondin mimetic bispecific fusion protein targeting ASGR1, is the first development candidate using Surrozen’s SWEETS™ technology. Surrozen is developing SZN-043 for severe liver diseases, initially focusing on severe alcoholic hepatitis, and began dosing healthy volunteers in its Phase 1 clinical study in June 2022. In multiple preclinical animal models of liver injury and fibrosis, SZN-043 has been shown to selectively activate Wnt signaling in the liver, stimulate transient hepatocyte proliferation, improve liver function and reduce fibrosis with no treatment-related adverse effects observed in 4-week GLP toxicology evaluations in mice and NHPs.

The Phase 1 clinical studies were posted to the Australian New Zealand Clinical Trial Registry in March 2022. Click HERE for the SZN-1326 posting and click HERE for the SZN-043 posting. Preclinical data on both programs were recently presented at Digestive Disease Week.

SZN-413 for Vascular-associated Retinopathies, Including Diabetic Retinopathy and Diabetic Macular Edema

SZN-413, a Fzd4 bi-specific antibody designed using Surrozen’s SWAP™ technology, has the potential to treat retinal vascular associated diseases including diabetic retinopathy and diabetic macular edema. Surrozen recently presented data supporting the potential of SZN-413 for the treatment of retinal vascular diseases at the Association for Research in Vision and Ophthalmology (ARVO) annual meeting.

Fzd4-mediated Wnt signaling is known to play a critical role in retinal vascular integrity and function. Data with Fzd4-specific Surrozen Wnt modulating tool molecules have shown that selectively activating Wnt signaling can rescue a disease phenotype in a norrin knockout model. Recent data generated with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 stimulated Wnt signaling and was able to induce normal retinal vessel regrowth while suppressing pathological vessel growth.

Research Pipeline Highlights

Lacrimal Gland

Tear-producing glands rely on Wnt signaling for maintenance of function. Restoration of gland function through activation of Wnt signaling is a potential therapeutic approach to treat dry eye including severe dry eye associated with Sjogren’s Disease. Preclinical data demonstrated that Surrozen Wnt modulating molecules:

•
Stimulated Wnt signaling in the lacrimal gland
•
Increased tear production within 2 days in a mouse IL-1a lacrimal gland injury model

Lung

Recent discoveries of Wnt responsive progenitor cells in the lung suggest a potential role for Wnt in diseases such as Idiopathic Pulmonary Fibrosis and COPD. Preclinical data demonstrated that Surrozen Wnt modulating molecules:

•
Stimulated Wnt signaling in the lung
•
Expanded Alveolar AT2 cell organoids
•
Reduced injury and improved fibrosis in an acute bleomycin mouse model

About Wnt Signaling

Wnt signaling plays key roles in the control of development, homeostasis and regeneration of many essential organs and tissues, including liver, intestine, retina, lacrimal gland, lung, cornea, pancreas, skin and others. Modulation of Wnt signaling pathways has potential for treatment of degenerative diseases and tissue injuries. Surrozen’s platform and proprietary technologies have the potential to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy.

About Surrozen

Surrozen is a clinical-stage biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with potential application across multiple disease areas, including inflammatory bowel disease, hepatitis, eye diseases, hearing loss, lung and airway diseases, and certain neurological disorders. For more information, please visit surrozen.com.

Financial Results for the Second Quarter Ended June 30, 2022

Cash Position: Cash, cash equivalents and marketable securities for the second quarter ended June 30, 2022 were $92.7 million, compared to $104.3 million as of March 31, 2022.

Research and Development Expenses: Research and development expenses for the second quarter ended June 30, 2022 were $9.6 million, as compared to $10.3 million for the same period in 2021. The decrease was primarily due to the completion of manufacturing drug substance for SZN-1326 and SZN-043 in 2021. Research and development expenses include non-cash stock-based compensation expenses of $0.4 million for the second quarter ended June 30, 2022, as compared to $0.2 million for the same period in 2021.

General and Administrative Expenses: General and administrative expenses for the second quarter ended June 30, 2022 were $4.5 million, as compared to $2.4 million for the same period in 2021. The increase was primarily related to employee-related expenses, including stock-based compensation expenses, insurance costs and professional service fees, supporting the growth in our operations and costs associated with being a public company. General and administrative expenses include non-cash stock-based compensation expenses of $0.6 million for the second quarter ended June 30, 2022, as compared to $0.4 million for the same period in 2021.

Interest Income: Interest income for the second quarter ended June 30, 2022 was $60,000, as compared to $7,000 for the same period in 2021. The increase was primarily related to the increase in investments in money market funds and marketable securities.

Other Income, Net: Other income, net for the second quarter ended June 30, 2022 was $87,000, as compared to zero for the same period in 2021. The increase was primarily related to the gain on the change in fair value of warrant liabilities, offset by expenses related to the commitment shares issued under an equity purchase agreement.

Net Loss: Net loss for the second quarter ended June 30, 2022 was $13.9 million, as compared to $12.7 million for the same period in 2021.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “look forward,” “will,” “plan,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-1326, SZN-043, and SZN-413, including anticipated clinical development timelines, and the potential for such product candidates to be used to treat human disease. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, SZN-413, and potential future drug candidates; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for SZN-1326, SZN-043, SZN-413, or other future product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions, which may be adversely affected by the conflict between Russia and Ukraine and the ongoing coronavirus (COVID-19) pandemic; and all other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors” and other documents Surrozen has filed, or will file, with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Media Contact:

CanaleComm

Ian Stone, Managing Director

Tel.: (619) 518-3518

Email: ian.stone@evokegroup.com

Ingrid Mezo, Account Director

Tel.: (301) 473-2881

Email: ingrid.mezo@evokegroup.com

Investor Contact:

Email: Investorinfo@surrozen.com

SURROZEN, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$ 9,581	$ 10,265	$ 18,952	$ 18,866
General and administrative	4,491	2,395	9,613	6,825
Total operating expenses	14,072	12,660	28,565	25,691
Loss from operations	(14,072)	(12,660)	(28,565)	(25,691)
Interest income	60	7	109	16
Other income, net	87	—	6,584	—
Net loss	$ (13,925)	$(12,653)	$(21,872)	$(25,675)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.40)	$ (0.69)	$ (0.63)	$ (1.41)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,945	18,217	34,904	18,186

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2022	December 31, 2021(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 16,866	$ 33,091
Short-term marketable securities	75,823	68,760
Prepaid expenses and other current assets	2,130	3,338
Total current assets	94,819	105,189

Property and equipment, net	4,200	4,794
Operating lease right-of-use assets	3,837	4,582
Long-term marketable securities	—	21,655
Restricted cash	405	405
Other assets	866	549
Total assets	$ 104,127	$ 137,174

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 418	$ 2,718
Accrued and other liabilities	6,012	8,662
Lease liabilities, current portion	2,094	2,193
Total current liabilities	8,524	13,573

Lease liabilities, noncurrent portion	4,525	5,600
Warrant liabilities	1,382	8,301
Total liabilities	14,431	27,474

Stockholders’ equity:
Preferred stock	—	—
Common stock	4	4
Additional paid-in capital	254,689	252,464
Accumulated other comprehensive loss	(476)	(119)
Accumulated deficit	(164,521)	(142,649)
Total stockholders’ equity	89,696	109,700
Total liabilities and stockholders’ equity	$ 104,127	$ 137,174

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.